SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                            TRIKON TECHNOLOGIES, INC.
                            -------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                           --------------------------
                         (Title of Class of Securities)

                                   896187 40 8
                                   -----------
                                 (CUSIP Number)

                      SPINNER GLOBAL TECHNOLOGY FUND, LTD.
                         C/O CITCO NV, KAYA FLAMBOYAN 9
                              P.O. BOX 812, CURACAO
                               NETHERLAND ANTILLES
                                  599973221911
                      -------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:
                               BRUCE A. RICH, ESQ.
                            THELEN REID & PRIEST LLP
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                  212-603-2000

                                 MARCH 11, 2004
                                 --------------
             (Date of event which requires filing of this statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4) check the following box [ ].

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP NO. 896187 40 8                 13D                      PAGE 2 OF 5 PAGES
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     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Spinner Global Technology Fund, Ltd.
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     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |_|
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     3    SEC USE ONLY

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     4    SOURCE OF FUNDS*

          WC
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     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(D) OR 2(E)                                     |_|
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     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Islands
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 NUMBER OF       7    SOLE VOTING POWER
   SHARES
BENEFICIALLY          574,078 shares (including 92,593 shares subject to
  OWNED BY            presently exercisable warrants)
    EACH
 REPORTING
PERSON WITH
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                 8    SHARED VOTING POWER

                      - 0 -
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                 9    SOLE DISPOSITIVE POWER

                      574,078 shares (including 92,593 shares subject to
                      presently exercisable warrants)
--------------------------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      - 0 -
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             574,078 shares (including 92,593 shares subject to
             presently exercisable warrants)
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    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                    |_|
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    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%
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    14    TYPE OF REPORTING PERSON

          CO
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


     The Schedule 13D filed with the U.S. Securities and Exchange Commission (the "SEC") on April 25, 2003, together with Amendments No. 1, No. 2, No. 3 and No. 4 thereto, filed on May 13, 2003, May 16, 2003, May 23, 2003 and June 2, 2003, respectively (collectively, the "Prior Schedules"), relating to the common stock, no par value (the "Common Stock"), of Trikon Technologies, Inc., a Delaware corporation (the "Company"), is hereby amended to furnish additional information set forth herein. All capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the Prior Schedule.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER
          ------------------------------------

(e) Effective as of March 11, 2004, the Reporting Person has ceased to be the beneficial owner of more than five percent of the Company's Common Stock.


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


                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 15, 2004
                                          SPINNER GLOBAL TECHNOLOGY
                                             FUND, LTD.


                                          By: /s/ Arthur C. Spinner
                                              -------------------------------
                                              Name:   Arthur C. Spinner
                                              Title:  Director


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